Q1 2021 Fixed Income Release                    Exhibit 99.1

Denver, Colorado May 5, 2021: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed- income borrowing groups for the three months (“Q1”) ended March 31, 2021 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the March 31, 2021 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of May 2021, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of March 31, 2021. Effective with the release of the 2020 second quarter earnings we have stopped using the term Operating Cash Flow ("OCF") and will use the term "Adjusted EBITDA" prospectively. As we define the term, Adjusted EBITDA has the same meaning as OCF had previously, and therefore will not impact any previously reported amounts.

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Virgin Media(i) Reports Preliminary Q1 2021 Results
CMA provisionally approved U.K. JV; proposed CEO & CFO announced
Strong Q1 performance in cable and mobile supported by innovation
B2B and convergence fuelled continued revenue growth through Q1
Virgin Media is the leading cable operator in the U.K. and Ireland, delivering broadband, video and fixed-line telephony services to 6.1 million cable customers and mobile services to 3.5 million subscribers at March 31, 2021.

Lutz Schüler, CEO of Virgin Media, commented:
“2021 is off to a very strong start, sustaining the momentum we developed throughout in 2020. The demand for our services has never been clearer. Continued investment and innovation resulted in our best customer additions alongside a price rise since Q4 2016, record-low Q1 cable churn, strong growth in fixed-mobile converged bundles and a four-fold YoY boost in new broadband subscribers. A surge in mobile handset sales, coupled with strong top-line growth in B2B, drove our best U.K. revenue performance in nine quarters. This is combined with sustained investment in gigabit network expansion, digital transformation and customer service - all of which are instrumental components in establishing a stronger and nimbler business for the future. As we look ahead, we remain focused on delivering for our customers and are ready and raring to go pending clearance of the proposed combination with O2.”

Operating highlights:
•We delivered a Q1 net customer gain of 31,000, compared to a decline of 1,000 in Q1 2020
◦We added 24,000 customers in our Lightning footprint and 7,000 in our BAU footprint, representing our fourth consecutive quarter of BAU growth
•In Connectivity, Q1 broadband net adds of 43,000 increased from 10,500 in Q1 2020
◦The average speed across our U.K. broadband base continues to increase and was 186 Mbps at the end of Q1, while data consumption during the quarter increased 40% YoY
◦Virgin Media is the largest gigabit speed provider in the U.K. and is on track for network-wide gigabit coverage by the end of 2021
◦Our fixed-mobile converged base is growing fast. Q1 FMC penetration increased to 25.1% across the U.K. and Ireland; this was underpinned by a 340bps YoY increase in our FMC penetration in the U.K. to 26.1%
▪We delivered record Q1 mobile adds of 52,000, with postpaid mobile net adds of 63,000 partially offset by expected prepaid losses
▪In Q1, we added 335,000 5G subscribers following our U.K. launch on January 25th
•Our Project Lightning network expansion saw 80,000 new premises added in Q1, taking our cumulative Lightning build to 2.6 million
•In B2B, we continued to see strong demand for high-capacity connectivity and other essential communications services which helped deliver solid growth in B2B revenue
◦Our SoHo customer base increased 28% YoY in Q1
◦A ramp in the delivery of high-capacity fibre circuits drove Wholesale revenue growth
(i) “Virgin Media” refers to the combined operations of Virgin Media Inc. and certain other wholly-owned Irish subsidiaries of Liberty Global that are subject to the “restricted subsidiary” provisions of the facilities agreement and bond indentures governing the debt of the Virgin Media borrowing group

•Our digital transformation is underway and is already delivering higher sales and improved sales efficiency with 51% of sales through our online platform, up from 41% in Q1 2020
◦Improved digital cross-sell and upsell capabilities are delivering higher conversion and supporting our base management initiatives
◦Enhancements to our digital care platform are ongoing and are expected to deliver an overall reduction in incoming customer care call volumes
•Building a responsible business with the launch of our new 5 year sustainability plan in Q1. This includes commitments to reach net zero carbon and zero waste operations by the end of 2025; help people from underrepresented communities to access skills and employment; and bring communities together and tackle loneliness through our new charity partnership to support unpaid carers

Financial highlights:
•Q1 revenue growth has been fuelled by an acceleration in B2B revenue and strong growth in fixed-mobile converged bundles
◦Revenue of £1,268.8 million increased 0.2% on a reported basis and 1.4% on a rebased1 basis which represents our best quarterly increase since Q4 2018
•Q1 residential cable revenue decreased 2.0% on a reported basis and 2.1% on a rebased basis
◦Cable subscription revenue decreased 2.4% on a reported basis and 2.5% on a rebased basis due to the net effect of (i) a 2.4% YoY increase in our fixed-line customer base, (ii) the deferral of our 2020 price rise to March 2021, (iii) an unfavorable impact of regulated contract notifications and (iv) a reduction in non-rental revenue including lower home phone usage and fewer PPV events. These factors contributed to a 4.1% YoY decline in rebased fixed-line customer ARPU
◦Our 4% U.K. price rise effective March 1, 2021 has landed well and is expected to support improved ARPU performance in Q2
•Residential mobile revenue increased 12.5% on both a reported and rebased basis in Q1
◦Q1 mobile subscription revenue declined 0.7% on a both reported and rebased basis, with the revenue benefit from an increase in mobile subscriptions offset by lower roaming revenue as a result of the COVID-19 pandemic
◦Reported and rebased Q1 mobile non-subscription revenue increased 33.5% and 33.4%, respectively, due to a YoY increase in the volume of handset sales and a shift to higher value handsets supported by the launch of our 5G service and strong take-up of our fixed-mobile converged bundles
•B2B revenue increased 9.9% on a reported basis and 9.8% on a rebased basis in Q1 with growth in both subscription and non-subscription revenue
◦B2B subscription revenue increased 17.1% on a reported basis and 16.8% on a rebased basis due to continued growth in SoHo customers
◦Reported and rebased B2B non-subscription revenue both increased 8.8%, reflecting a 34.3% YoY increase in Q1 Wholesale revenue
•Net earnings doubled to £166.5 million in Q1. The increase was driven by the net effect of (i) a decrease in foreign currency transactions losses, net, (ii) a change in realized and unrealized gains (losses) on derivative instruments, net, (iii) a reduction in interest expense, (iv) a reduction in depreciation and amortization, (v) an increase in interest income and (vi) a reduction in Segment Adjusted EBITDA, as described below

•Q1 Segment Adjusted EBITDA declined 1.0% on a reported basis and 1.9% on a rebased basis as the aforementioned revenue increase was offset by (i) a short-term increase in expenditures related to insourcing field engineers and on-shoring customer care, (ii) pre-merger opex costs to capture2 of £4.5 million (equating to a 0.9% drag on Segment Adjusted EBITDA) and (iii) ongoing investments in digital transformation
•Q1 property and equipment (“P&E”) additions were down 6.0% YoY to £254.7 million primarily due to lower expenditure on new build as improved efficiency in Lightning construction drove a YoY reduction in our cost per premise in the U.K. to ~£590 during the quarter
◦P&E additions as a percentage of sales decreased to 20.1% compared to 21.4% in the comparative prior year period
•Delivered OFCF of £252.6 million in Q1, representing a reported increase of 4.7% and a rebased increase of 2.4%, including a drag of 1.9% due to pre-merger opex and capex costs to capture
•At March 31, 2021, our fully-swapped third-party debt borrowing cost was 4.6% and the average tenor of our third-party debt (excluding vendor financing) was 7.4 years
•At March 31, 2021, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualised EBITDA (last two quarters annualised) were 3.80x and 4.46x, respectively, each as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualised EBITDA would have been 5.73x at March 31, 2021
•At March 31, 2021, we had maximum undrawn commitments of £1.0 billion equivalent. When our compliance reporting requirements have been completed and assuming no change from March 31, 2021 borrowing levels, we anticipate the borrowing capacity will be limited to £402.6 million equivalent, based on the maximum we can incur and upstream which is subject to a 4x net senior test

FY 2021 financial guidance(ii):
•Returning to revenue growth overcoming regulatory headwinds
•Expect £15 million costs to capture in H1
•Adjusted EBITDA broadly stable
•OFCF declines in low-single-digits

(ii) Adjusted EBITDA and Operating Free Cash Flow are non-GAAP measures. See the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including earnings/loss growth rates) for our Adjusted EBITDA and Adjusted OFCF guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including: the components of non-operating income /expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period

Operating Statistics Summary

	As of and for the three months ended
	March 31,
	2021	2020
Footprint
Homes Passed	16,334,600	15,920,100

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	6,092,900	5,952,400
Q1 Organic[3] Fixed-Line Customer Relationship net additions (losses)	31,000	(1,100)

Q1 Monthly ARPU per Fixed-Line Customer Relationship	£49.86	£51.97

Customer Bundling
Fixed-mobile Convergence	25.1%	22.0%

Single-Play	21.4%	16.7%
Double-Play	22.1%	23.4%
Triple-Play	56.5%	59.9%

Mobile Subscribers
Postpaid	3,406,600	3,085,000
Prepaid	123,500	233,400
Total Mobile subscribers	3,530,100	3,318,400

Q1 organic Postpaid net additions	63,100	71,800
Q1 organic Prepaid net losses	(10,900)	(30,500)
Total organic[3] Mobile net additions	52,200	41,300

Q1 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	£9.95	£10.69
Excluding interconnect revenue	£8.57	£9.12

Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2021 and 2020:

	Three months ended
	March 31,		Increase/(decrease)
	2021	2020	Reported	Rebased
	in millions, except % amounts
Revenue
Residential cable revenue:
Subscription	£882.5	£904.1	(2.4%)	(2.5%)
Non-subscription	18.3	14.9	22.8%	23.2%
Total residential cable revenue	900.8	919.0	(2.0%)	(2.1%)
Residential mobile revenue:
Subscription	89.3	89.9	(0.7%)	(0.7%)
Non-subscription	75.3	56.4	33.5%	33.4%
Total residential mobile revenue	164.6	146.3	12.5%	12.5%
Business revenue:
Subscription	28.1	24.0	17.1%	16.8%
Non-subscription	175.1	160.9	8.8%	8.8%
Total business revenue	203.2	184.9	9.9%	9.8%
Other revenue[4]	0.2	16.1	(98.8%)	(39.0%)
Total revenue	£1,268.8	£1,266.3	0.2%	1.4%

Segment Adjusted EBITDA
Segment Adjusted EBITDA	£507.3	£512.3	(1.0%)	(1.9%)

The following table provides a reconciliation of net earnings to Segment Adjusted EBITDA for the three months ended March 31, 2021 and 2020:

	Three months ended
	March 31,
	2021	2020
	in millions, except % amounts
Net earnings	£166.5	£83.1
Income tax expense	30.6	25.7
Other income, net	(1.3)	(1.1)
Realized and unrealized losses due to changes in fair values of certain debt, net	—	1.4
Foreign currency transaction losses (gains), net	(114.1)	375.7
Realized and unrealized gains on derivative instruments, net	(44.0)	(484.8)
Interest income - related-party	(71.6)	(64.3)
Interest expense	132.5	149.1
Operating income	98.6	84.8
Impairment, restructuring and other operating items, net	—	4.8
Depreciation and amortization	320.9	339.3
Related-party fees and allocations, net	78.9	74.2
Share-based compensation expense	8.9	9.2
Segment Adjusted EBITDA	£507.3	£512.3

Segment Adjusted EBITDA as a percentage of revenue	40.0%	40.5%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended
	March 31,
	2021	2020
	in millions, except % amounts
Customer premises equipment	£73.3	£65.1
New build and upgrade	78.5	100.7
Capacity	27.3	34.5
Baseline	39.8	36.2
Product and enablers	35.8	34.6
Property and equipment additions	£254.7	£271.1
Assets acquired under capital-related vendor financing arrangements	(150.2)	(193.8)
Changes in liabilities related to capital expenditures (including related-party amounts)	18.7	38.4
Total capital expenditures[5]	£123.2	£115.7

Property and equipment additions as a percentage of revenue	20.1%	21.4%

Operating Free Cash Flow
Segment Adjusted EBITDA	£507.3	£512.3
Property and equipment additions	(254.7)	(271.1)
Operating free cash flow	£252.6	£241.2

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, finance lease obligations and cash and cash equivalents:

	March 31,		December 31,
	2021		2020
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	£400.0	£400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
Term Loan N (LIBOR + 2.50%) due 2028	$3,300.0	2,391.2	2,417.4
Term Loan O (EURIBOR + 2.50%) due 2029	€750.0	638.6	671.7
£1,000 million (equivalent) RCF (LIBOR + 2.75%) due 2026	£—	—	—
VM Financing Facility	£2.7	2.7	2.7
VM Financing Facility II	£1.3	1.3	1.3
VM Financing Facility III	£5.9	5.9	10.6
VM Financing Facility IV	$5.6	4.1	2.3
Total Senior and Senior Secured Credit Facilities		3,943.8	4,006.0

Senior Secured Notes:
5.50% USD Senior Secured Notes due 2026	$750.0	543.5	549.4
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,032.6	1,043.9
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.25% GBP Senior Secured Notes due 2030	£635.0	635.0	635.0
4.50% USD Senior Secured Notes due 2030	$915.0	663.0	670.3
4.125% GBP Senior Secured Notes due 2030	£480.0	480.0	480.0
Total Senior Secured Notes		4,369.1	4,393.6

Senior Notes:
5.00% USD Senior Notes due 2030	$925.0	670.3	677.6
3.75% EUR Senior Notes due 2030	€500.0	425.7	447.8
Total Senior Notes		1,096.0	1,125.4

Vendor financing		2,185.6	2,090.5
Other debt		225.0	280.5
Finance lease obligations		47.5	48.4
Total third-party debt and finance lease obligations		11,867.0	11,944.4
Deferred financing costs, discounts and premiums, net		(41.0)	(44.1)
Total carrying amount of third-party debt and finance lease obligations		11,826.0	11,900.3
Less: cash and cash equivalents		6.3	22.0
Net carrying amount of third-party debt and finance lease obligations[6]		£11,819.7	£11,878.3

Exchange rate (€ to £)		1.1745	1.1166
Exchange rate ($ to £)		1.3801	1.3651

Covenant Debt Information
The following table details the pound sterling equivalent of the reconciliation from Virgin Media’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of March 31, 2021 and December 31, 2021. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	March 31,	December 31,
	2021	2020
	in millions
Total third-party debt and finance lease obligations (£ equivalent)	£11,867.0	£11,944.4
Vendor financing	(2,185.6)	(2,090.5)
Other debt	(225.0)	(280.5)
Credit Facility excluded amount	(512.9)	(525.1)
Finance lease obligations	(47.5)	(48.4)
Projected principal-related cash payments associated with our cross-currency derivative instruments	81.3	7.9
Total covenant amount of third-party gross debt	8,977.3	9,007.8
Cash and cash equivalents	5.5	(21.3)
Total covenant amount of third-party net debt	£8,982.8	£8,986.5

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UPC Holding Reports Preliminary Q1 2021 Results
Sunrise UPC integration on track: launch of commercial day-1 campaign
Strong commercial momentum in Switzerland continues across brands
Poland delivers robust fixed and mobile subscriber growth
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, Poland and Slovakia, unless otherwise indicated (Poland and Slovakia together are referred to as "CEE"). At March 31, 2021, our operations connected 3.2 million customers subscribing to 7.1 million television, internet and fixed-line telephony services and served 2.3 million mobile subscribers

André Krause, CEO of Sunrise UPC Switzerland, commented:
“We started 2021 focused on integration and, in March, launched our ‘Together more WOW’ campaign, aligning promotional offers across Sunrise and UPC and celebrating our commercial day-1 as a combined business. Through this campaign we raised awareness of our powerful combination and the immediate product advantages available to new and existing customers. We continue to drive our integration forward towards a combined residential and B2B product and service portfolio. Along with our integration process, our commercial traction continued with strong demand for our converged connectivity and entertainment bundles. We reiterate our full year guidance, with Q1 financials as expected, with COVID-19 impacting mobile roaming and B2B wholesale revenue and costs to capture future synergies weighing on results. We expect to see the first synergies materializing from April onwards.”

Operating and strategic highlights:
•Squeeze out completed, Sunrise delisted as of April 6, 2021
•Sunrise UPC is executing its strategic plan towards becoming a national converged champion
◦On fixed, Sunrise UPC continued to see strong sales momentum combined with improved churn leading to 14,000 broadband adds, which was broadly in line with Q4 2020 on a like-for-like basis. Our video base grew by 7,000 subscribers, as strong growth of 16,500 in our enhanced video platforms was partially offset by attrition of 10,000 in the legacy basic video base
◦Demand for mobile postpaid7 remained strong with 42,000 net adds across all brands driven by compelling FMC bundles and our leading 5G network quality, partially offset by a decline of 15,000 in the legacy prepaid base
◦Combined Q1 FMC penetration is 55% of our broadband base, including customers across brands, however with less than a third of all fixed and mobile customers currently converged, there is a large opportunity ahead to cross- and up-sell bundles with our increased value proposition
◦Our B2B revenue grew in all segments during Q1, except for COVID-19 impacted wholesale voice. We continue to invest Opex in the division to support the significant growth opportunity of the new company

◦2021 guidance reiterated(i): returning to revenue growth, low-single-digit Segment Adjusted EBITDA decline and mid-single-digit OFCF decline, with all metrics including costs to capture2 at approximately CHF 150 million8
•UPC Poland extending its high-speed network reach and driving FMC via MVNO with Play
◦Steady increase of 13,000 in our broadband subscriber base in CEE, largely driven by growth in new build areas in line with Q1 2020
◦UPC’s new 4K Mini TV Box with Horizon 4 interface has received a 2021 Red Dot Award for Product Design and already reaches a base of nearly 50,000 customers in Poland
◦Continued growth of Polish mobile base with 25,000 net postpaid adds in Q1 taking the total base to 88,000, driven by the cross sell of converged family offers
•As part of UPC’s refinancing transactions in April, UPC issued Liberty Global’s inaugural Sustainability Linked Loans (facility AX and AY) with a direct link between sustainable targets and the term loan’s margins
•Swiss Q1 Customer ARPU of CHF 68.51 decreased 0.9% YoY on a reported basis and 1.4% YoY on a rebased1 basis as a result of higher front-book discounts
•CEE Q1 Customer ARPU of €19.18 declined 4.1% YoY on a reported basis and increased 0.3% YoY on a rebased basis, due to an improved tier mix from base and value management
•Total Customer Relationships were up 11,500 in Q1, as compared to a loss of 10,000 in Q1 2020
◦Switzerland gained 4,000 customers in Q1, as broadband growth was partially offset by legacy basic video losses
◦CEE added 7,000 customers in Q1, largely in line with 6,000 of customer adds in Q1 2020

Financial highlights:
•Revenue of €805.0 million in Q1 increased 103.5% YoY on a reported basis and 0.1% YoY on a rebased basis
◦Swiss revenue increased 143.0% YoY on a reported basis, largely due to the contribution of Sunrise, and decreased 0.3% YoY on a rebased basis, primarily due to the net effect of (i) lower B2B wholesale and mobile roaming revenue related to COVID-19, (ii) higher mobile subscription revenue driven by a larger subscriber base and (iii) an increase in handset sales
◦CEE revenue decreased 1.4% YoY on a reported basis and increased 3.2% YoY on a rebased basis, primarily due to an increase in residential cable subscription revenue driven by higher customer volumes
•Net loss decreased 3.6% on a reported basis in Q1 to €27.1 million, largely driven by the positive impact of (i) an increase in gains on derivative instruments, (ii) an increase in Segment EBITDA due to the contribution of Sunrise and (iii) a favorable income tax benefit, partially offset by a loss on foreign currency transaction losses

(i) Segment Adjusted EBITDA and Operating Free Cash Flow are non-GAAP measures. See the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) for our Segment Adjusted EBITDA and Adjusted OFCF guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss. The items we do not forecast may vary significantly from period to period

•Segment Adjusted EBITDA of €280.7 million in Q1 increased 64.2% YoY on a reported basis and declined 6.2% YoY on a rebased basis
◦Swiss Adjusted EBITDA increased 91.9% YoY on a reported basis, largely due to the contribution of Sunrise, and declined 7.3% on a rebased basis, primarily due to the net effect of (i) €9.2 million of costs to capture, (ii) the aforementioned COVID-19 related loss of revenue, (iii) lower programming and interconnect costs and (iv) higher growth related opex, primarily due to an increase in marketing spend and investments in B2B
◦CEE Adjusted EBITDA decreased 4.3% YoY on a reported basis and increased 0.3% on a rebased basis, largely driven by the aforementioned revenue increase partially offset by an increase in programming spend and other indirect expenses
•Q1 property and equipment additions were 17.7% of revenue, down from 20.2% in the prior year period
◦The relative Q1 decrease was largely driven by the contribution of Sunrise. Q1 property and equipment additions were 18.3% of revenue for Switzerland and 13.7% of revenue for CEE
•OFCF of €138.4 million in Q1 increased 51.9% YoY on a reported basis, largely due to the contribution of Sunrise, and declined 4.5% on a rebased basis, as compared to €91.1 million in Q1 2020, as the decrease in Adjusted EBITDA was partially offset by the rebased decrease in property and equipment additions
◦Swiss OFCF of €105.9 million in Q1 increased 79.8% YoY on a reported basis, largely due to the contribution of Sunrise, and declined 6.8% on a rebased basis YoY, including the adverse impact of €16.5 million of costs to capture
•At March 31, 2021, our fully-swapped third-party debt borrowing cost was 4.0% and the average tenor of our third-party debt (excluding vendor financing) was 7.5 years
•At March 31, 2021, and subject to the completion of our corresponding compliance reporting requirements, the UPC Holding ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized, adjusted to include the full EBITDA contribution from Sunrise consistent with the inclusion of the Sunrise related debt) were 3.38x and 4.13x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 4.65x at March 31, 2021
•At March 31, 2021, we had maximum undrawn commitments of €716.6 million. When our Q1 compliance reporting requirements have been completed and assuming no change from March 31, 2021 borrowing levels, we anticipate the full €716.6 million of borrowing capacity to be available
◦Subsequent to March 31, 2021, commitments under the Revolving Facility were cancelled in full and certain lenders under the Revolving Facility became lenders under the UPC Revolving Facility or increased their commitments under the UPC Revolving Facility, in each case, by a corresponding amount in aggregate. Accordingly, the UPC Revolving Facility, as increased, provides for maximum borrowing capacity equivalent to €736.4 million
•In April 2021, UPC Holding issued $1,250.0 million Senior Secured Notes due 2031 and entered into (i) a $1,925.0 million term loan facility (UPC Facility AX), (ii) a $1,300.0 million term loan facility (UPC Facility AV2), (iii) a €862.5 million term loan facility (UPC Facility AY) and (iv) a €400.0 million term loan facility (UPC Facility AW2). Proceeds have been or will be used to redeem in full the existing €540.0 million Senior Secured Notes due 2027 and to prepay in full (a) $2,600.0 million under UPC Facilities AV and AV2, (b) $1,300.0 million under UPC Facility AV1, (c) €800.0 million under UPC Facilities AW and AW2 and (d) €400.0 million under UPC Facility AW1
•The new UPC Facility AX and UPC Facility AY are structured as Sustainability Linked Loans. This means three KPIs will have an impact on the future margin on the loan. First through a commitment to announce a combined Sunrise UPC ESG Strategy by June 30, 2022. Beyond that there will be annual tests for Sunrise UPC, starting at year-end, that consists of testing for a 10% annual improvement in network efficiency and a move to 100% renewable energy. These targets are in line with Liberty Global’s ESG strategy and sustainability commitments.

Operating Statistics Summary

	As of and for the three months ended
	March 31,
		2021		2020

Footprint
Homes Passed		6,745,100		6,564,800

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		3,205,200		2,694,800
Q1 Organic[3] Fixed-Line Customer Relationship net additions (losses)		11,500		(10,300)

Q1 Monthly ARPU per Fixed-Line Customer Relationship		€39.41		€37.01
Switzerland Q1 Monthly ARPU per Fixed-Line Customer Relationship	CHF	68.51	CHF	69.12
CEE Q1 Monthly ARPU per Fixed-Line Customer Relationship		€19.18		€20.00

Customer Bundling
Fixed-mobile Convergence Switzerland		54.9%		20.5%
Fixed-mobile Convergence CEE		5.3%		0.9%

Single-Play		23.5%		30.1%
Double-Play		32.2%		27.4%
Triple-Play		44.3%		42.5%

Mobile Subscribers
Postpaid		1,833,100		229,400
Prepaid		460,600		—
Total Mobile subscribers		2,293,700		229,400

Q1 Organic Postpaid net additions		67,200		19,700
Q1 Organic Prepaid net losses		(15,300)		—
Total Organic[3] Mobile net additions		51,900		19,700

Q1 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€33.23		€31.24
Excluding interconnect revenue		€30.68		€27.51

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property & Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2021 and 2020:

	Three months ended		Increase/(decrease)
	March 31,
	2021	2020	Reported	Rebased
	in millions, except % amounts

Revenue
Switzerland	€698.3	€287.4	143.0%	(0.3%)
Central and Eastern Europe	106.7	108.2	(1.4%)	3.2%
Total	€805.0	€395.6	103.5%	0.1%

Segment Adjusted EBITDA
Switzerland	€233.6	€121.7	91.9%	(7.3%)
Central and Eastern Europe	47.2	49.3	(4.3%)	0.3%
Central and Corporate and intersegment eliminations	(0.1)	—	N.M.	N.M.
Total	€280.7	€171.0	64.2%	(6.2%)
N.M. - Not Meaningful

The following table provides a reconciliation of net loss to Segment Adjusted EBITDA for the three months ended March 31, 2021 and 2020:

	Three months ended
	March 31,
	2021	2020
	in millions, except % amounts

Net loss	€(27.1)	€(28.1)
Income tax expense (benefit)	(16.1)	6.3
Other income, net	(4.5)	(4.8)
Losses on debt extinguishment, net	—	32.5
Foreign currency transaction losses, net	274.8	37.4
Realized and unrealized gains on derivative instruments, net	(337.9)	(81.2)
Interest expense	66.2	42.1
Operating income (loss)	(44.6)	4.2
Impairment, restructuring and other operating items, net	19.1	12.2
Depreciation and amortization	250.6	90.2
Related-party fees and allocations, net	49.6	60.5
Share-based compensation expense	6.0	3.9
Segment Adjusted EBITDA	€280.7	€171.0

Segment Adjusted EBITDA as a percentage of revenue	34.9%	43.2%

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended
	March 31,
	2021	2020
	in millions, except % amounts

Customer premises equipment	€17.1	€25.3
New build and upgrade	23.1	25.5
Capacity	4.9	4.3
Baseline	82.0	17.2
Product and enablers	15.2	7.6
Property and equipment additions	142.3	79.9
Assets acquired under capital-related vendor financing arrangements	(90.7)	(88.7)
Assets acquired under finance leases	(0.1)	(0.3)
Changes in current liabilities related to capital expenditures (including related-party amounts)	40.5	66.9
Total capital expenditures[5]	€92.0	€57.8

Regional Property and Equipment Additions
Switzerland	€127.7	€62.8
Central and Eastern Europe	14.6	17.1
Total property and equipment additions	€142.3	€79.9

Property and equipment additions as a percentage of revenue	17.7%	20.2%

Operating Free Cash Flow
Segment Adjusted EBITDA	€280.7	€171.0
Property and equipment additions	(142.3)	(79.9)
Operating free cash flow	€138.4	€91.1

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	March 31,		December 31,
	2021		2020
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facility
4.000% EUR Facility AK due 2027	€540.0	€540.0	€540.0
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	595.7	572.5
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AV (LIBOR + 3.50%) USD due 2029	$1,300.0	1,106.4	1,063.4
Facility AW (EURIBOR + 3.50%) EUR due 2029	€400.0	400.0	400.0
Facility AV1 (LIBOR + 3.50%) USD due 2029	$1,300.0	1,106.4	1,063.4
Facility AW1 (EURIBOR + 3.50%) EUR due 2029	€400.0	400.0	400.0
€236.4 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
€500.0 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
Elimination of Facilities AK and AQ in consolidation		(1,140.0)	(1,140.0)
Total Senior Credit Facilities		4,008.5	3,899.3

Senior Secured Notes
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		1,140.0	1,140.0

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	455.3	437.6
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,049.6	1,031.9

Vendor financing		319.6	311.0
Finance lease obligations		18.6	20.9
Total third-party debt and finance lease obligations		6,536.3	6,403.1
Deferred financing costs and discounts		(80.9)	(80.6)
Total carrying amount of third-party debt and finance lease obligations		6,455.4	6,322.5
Less: cash and cash equivalents		27.3	25.7
Net carrying amount of third-party debt and finance lease obligations[6]		€6,428.1	€6,296.8

Exchange rate ($ to €)		1.1750	1.2226

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from UPC Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of March 31, 2021 and December 31, 2020. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	March 31,	December 31,
	2021	2020
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€6,536.3	€6,403.1
Vendor financing	(319.6)	(311.0)
Finance lease obligations	(18.6)	(20.9)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	(139.3)	111.5
Total covenant amount of third-party gross debt	5,658.8	5,782.7
Cash and cash equivalents	(21.3)	(25.7)
Total covenant amount of third-party net debt	€5,637.5	€5,757.0

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to the joint venture transaction in the U.K., including related regulatory approval, the intended executive appointments at the joint venture entity and anticipated timing of completion, as well as anticipated benefits thereof including synergies; expectations with respect to our products and services, including the Virgin Media digital care platform; Virgin Media’s anticipated five year sustainability plan; expectations with respect to the acquisition of Sunrise in Switzerland, including the anticipated benefits thereof including synergies, integration and growth opportunities; expectations regarding costs to capture; expectations regarding our financial performance; the strength of our balance sheet (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the outbreak of COVID-19 on our company; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Max Adkins	+44 78 1795 9705	Matt Beake	+44 20 8483 6428
Steve Carroll	+1 303 784 4505	Molly Bruce	+1 303 220 4202
Stefan Halters	+44 20 8483 6211

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900
About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in seven European countries under the consumer brands Virgin Media, Telenet, UPC, the combined Sunrise UPC, as well as VodafoneZiggo, which is owned through a 50/50 joint venture. Our substantial scale and commitment to innovation enable us to invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution.
Liberty Global delivers market-leading products through next-generation networks that connect customers subscribing to 49 million broadband, video, fixed and mobile telephony services across our brands. We also have significant investments in ITV, All3Media, CANAL+ Polska, LionsGate, the Formula E racing series and several regional sports networks.
For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended March 31, 2021
					Video
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
Switzerland(iv)	2,464,500	1,482,500	3,396,600	1,146,900	336,200	906,500	1,242,700	1,007,000	2,205,800
Poland	3,652,800	1,530,600	3,276,700	1,300,100	265,600	1,081,000	1,346,600	630,000	87,900
Slovakia	627,800	192,100	406,600	146,700	31,700	138,900	170,600	89,300	—
Total UPC Holding	6,745,100	3,205,200	7,079,900	2,593,700	633,500	2,126,400	2,759,900	1,726,300	2,293,700

United Kingdom	15,386,600	5,655,100	13,324,500	5,458,600	—	3,446,600	3,446,600	4,419,300	3,407,700
Ireland	948,000	437,800	1,001,200	387,600	—	318,700	318,700	294,900	122,400
Total Virgin Media	16,334,600	6,092,900	14,325,700	5,846,200	—	3,765,300	3,765,300	4,714,200	3,530,100

Q1 Organic[3] Variance
Switzerland	5,100	4,400	33,300	14,400	(9,900)	16,500	6,600	12,300	26,700
Poland	17,600	5,600	9,200	10,400	10,600	1,200	11,800	(13,000)	25,200
Slovakia	3,500	1,500	2,800	2,700	500	(800)	(300)	400	—
Total UPC Holding	26,200	11,500	45,300	27,500	1,200	16,900	18,100	(300)	51,900

United Kingdom	75,800	28,400	(56,800)	38,500	—	(51,400)	(51,400)	(43,900)	49,400
Ireland	1,500	2,600	8,700	4,600	—	9,200	9,200	(5,100)	2,800
Total Virgin Media	77,300	31,000	(48,100)	43,100	—	(42,200)	(42,200)	(49,000)	52,200

	Selected Operating Data — As of March 31, 2021
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers
Total Mobile Subscribers
Switzerland	460,600	1,745,200	2,205,800
Poland	—	87,900	87,900
Slovakia	—	—	—
Total UPC Holding	460,600	1,833,100	2,293,700

United Kingdom	123,500	3,284,200	3,407,700
Ireland	—	122,400	122,400
Total Virgin Media	123,500	3,406,600	3,530,100

	March 31, 2021 vs. December 31, 2020
Organic[3] Mobile Subscriber Variance
Switzerland	(15,300)	42,000	26,700
Poland	—	25,200	25,200
Slovakia	—	—	—
Total UPC Holding	(15,300)	67,200	51,900

United Kingdom	(10,900)	60,300	49,400
Ireland	—	2,800	2,800
Total Virgin Media	(10,900)	63,100	52,200

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 49,900 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 31,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 208,100 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2021, Switzerland’s partner networks account for 114,000 Fixed-Line Customer Relationships, 292,500 RGUs, which include 106,700 Internet Subscribers, 102,500 Video Subscribers and 83,300 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 475,800 homes passed by Switzerland’s partner networks at March 31, 2021. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue, Segment Adjusted EBITDA and OFCF for the three months ended March 31, 2020 to reflect the translation of our rebased amounts for the three months ended March 31, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2021. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated May 5, 2021, Liberty Global Reports Q1 2021 Results. The following table provides adjustments made to the 2020 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Three months ended
	March 31, 2020
	Revenue	Segment Adjusted EBITDA	OFCF
	in millions
Virgin Media
Foreign Currency	£1.2	£0.6	£0.4

UPC Holding
Acquisitions	€428.8	€136.0	€57.6
Foreign Currency	€(20.3)	€(7.6)	€(3.7)

2Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and OFCF and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or OFCF. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.

3Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship/subscriber additions or losses refer to net organic changes, unless otherwise noted

4Q1 2020 results included Virgin Media TV, the Irish broadcasting business, the revenues of which were recorded in Other revenue. Ahead of the proposed Virgin Media / O2 Joint Venture, the Virgin Media credit pool has been restructured and Virgin Media TV has been removed from the credit pool, with the Q1 2021 results fully excluding Virgin Media TV. Virgin Media TV has been excluded for the purposes of rebased growth rates

5The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid

6Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies
7Mobile postpaid excludes B2B additions
8Includes operating costs, capital costs and integration related restructuring costs

Glossary
Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as net earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our consolidated consolidated statements of operations.

Adjusted EBITDA margin: Adjusted EBITDA margin is a non-GAAP metric calculated by dividing Adjusted EBITDA by total revenue for the applicable period.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed-line customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed-line customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed-line customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in footnote 1 above.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: The number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

OFCF: As used herein, Operating Free Cash Flow or "OFCF", which is a non-GAAP measure, represents Segment Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of Segment Adjusted EBITDA.

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.